Exhibit 12.1

Statement Regarding Computation of Ratio of Earnings to Fixed Charges

                                                                                   Three Months            Nine Months
                                                                                      Ended                   Ended
                                                                                   September 30,          September 30,
                                                                                       2001                    2001
                                                                                       ----                    ----
                                                                                          (dollars in thousands)

Income before taxes                                                                   $ 21,595                $ 57,574
Add:  fixed charges                                                                     40,299                 124,255
                                                                                        ------                 -------

Earnings including interest expense - deposits                   (a)                    61,894                 181,829
Less:  interest expense - deposits                                                     (30,554)                (93,980)
                                                                                       -------                 -------

Earnings excluding interest expenses - deposits                  (b)                  $ 31,340                $ 87,849
                                                                                      ========                ========

Fixed Charges:
      Interest expense - deposits                                                     $ 30,554                $ 93,980
      Interest expense - borrowings                                                      9,745                  30,275
                                                                                         -----                  ------

Fixed charges including interest expense - deposits              (c)                    40,299                 124,255
Less:  interest expense - deposits                                                     (30,554)                (93,980)
                                                                                       -------                 -------

Fixed charges excluding interest expense - deposits              (d)                   $ 9,745                $ 30,275
                                                                                       =======                ========

Earnings to fixed charges:
      Including interest on deposits                             ((a) / (c))              1.54 x                  1.46 x
      Excluding interest on deposits                             ((b) / (d))              3.22                    2.90


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